   As filed with the Securities and Exchange Commission on September 22, 2000
                                                      Registration No. 333-79837

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                   ON FORM S-3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------

                             NEW VALLEY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               Delaware                                 13-5482050
     (State or other jurisdiction           (I.R.S. Employer Identification No.)
   of incorporation or organization)

                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Richard J. Lampen
                            Executive Vice President
                             New Valley Corporation
                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Mark L. Weissler, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The information in this prospectus is not complete and may be changed. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------


PROSPECTUS                                                SUBJECT TO COMPLETION
                                                        DATED SEPTEMBER 22, 2000

                                18,451,566 SHARES

                             NEW VALLEY CORPORATION

                                  COMMON SHARES

                          ----------------------------


                   This is a prospectus filed with the Securities and Exchange Commission covering up to 18,451,566 Common Shares to be issued on the exercise of Warrants issued by the Company to its stockholders under a plan of recapitalization. Each Warrant entitles the holder to purchase one Common Share at a exercise price of $12.50, subject to adjustments. The Warrants are exercisable for a period ending June 14, 2004.


                   New Valley's Common Shares are quoted on the OTC Electronic Bulletin Board, a National Association of Securities Dealers sponsored inter-dealer automated quotation system, under the symbol NVAL. The last reported sale price of the Common Shares on _________ ___, 2000 was $__________.


                   YOU SHOULD CONSIDER THE RISKS ASSOCIATED WITH
          INVESTING IN THE COMPANY. SEE "RISK FACTORS" BEGINNING ON PAGE
          5.

                          ----------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------


                               _________ ___, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

         New Valley files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information New Valley files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. New Valley's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. New Valley has filed a registration statement to register with the SEC the Common Shares listed in this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by New Valley with the SEC. The information that is incorporated by reference consists of:

         o New Valley's Annual Report on Form 10-K, for the fiscal year ended December 31, 1999, as filed with the SEC on March 30, 2000;

         o New Valley's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as filed with the SEC on May 15, 2000;

         o New Valley's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000;

         o New Valley's Current Report on Form 8-K, dated June 14, 2000, as filed with the SEC on June 19, 2000;


         o The description of New Valley's Common Shares contained in its Current Report on Form 8-K, as filed with the SEC on September 22, 2000; and


         o All documents filed by New Valley under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this prospectus and prior to the termination of this offering.

         If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus.

         If you are a stockholder, you can obtain any of the documents incorporated by reference through New Valley or the SEC. Documents incorporated by reference are available from New Valley without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing to the following address or by telephone:

                             New Valley Corporation
                          Attention: Investor Relations
                       100 S.E. Second Street, 32nd Floor
                              Miami, Florida 33131
                                 (305) 579-8000

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. You should read the entire document carefully.

THE COMPANY

         New Valley is engaged:

         o in the investment banking and brokerage business through its ownership of Ladenburg Thalmann & Co. Inc.;

         o in real estate development in Russia through BrookeMil Ltd., Western Realty Development LLC and Western Realty Repin LLC; and

         o        in investment in internet-related businesses.

         The mailing address of the principal executive offices of New Valley is 100 S.E. Second Street, Miami, Florida 33131, and its telephone number at that address is (305) 579-8000.

PLAN OF RECAPITALIZATION

         New Valley consummated a plan of recapitalization on June 4, 1999, following approval by the Company's stockholders. Pursuant to the plan of recapitalization:

         o each $15.00 Class A Increasing Rate Cumulative Senior Preferred Share ($100 liquidation), $.01 par value, was reclassified into 20 Common Shares and one Warrant,

         o each $3.00 Class B Cumulative Convertible Preferred Share, $.10 par value, was reclassified into 1/3 of a Common Share and five Warrants, and

         o each outstanding Common Share was reclassified into 1/10 of a Common Share and 3/10 of a Warrant.

THE COMMON SHARES

         This prospectus covers up to 18,451,566 Common Shares, par value $.01 per share, of the Company to be issued on exercise of Warrants issued by the Company to its stockholders under the plan of recapitalization. The Common Shares are quoted on the OTC Electronic Bulletin Board, a National Association of Securities Dealers sponsored inter-dealer automated quotation system, under the symbol NVAL.

DESCRIPTION OF THE WARRANTS


         The Warrants have an exercise price of $12.50 per share subject to adjustments in certain circumstances. They may be exercised for a period ending June 14, 2004. The Company may redeem the warrants at $0.01 per warrant at any time after June 4, 2002, the third anniversary of the recapitalization, if the Common Shares trade for a specified period above $12.50 per share.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         Generally, holders of Warrants will not recognize gain or loss on the exercise of Warrants for Common Shares.

                                  RISK FACTORS

         BEFORE YOU INVEST IN NEW VALLEY'S SECURITIES, YOU SHOULD BE AWARE THAT NEW VALLEY IS SUBJECT TO VARIOUS RISKS, INCLUDING THE ONES LISTED BELOW, THE OCCURRENCE OF ANY OF WHICH COULD MATERIALLY ADVERSELY AFFECT NEW VALLEY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN NEW VALLEY'S SECURITIES.

NEW VALLEY HAS EXPERIENCED CONTINUING LOSSES; IT HAS HIGH LEVERAGE AND A FIXED CHARGE COVERAGE DEFICIT.

         New Valley has experienced losses from continuing operations for the last five years. New Valley had outstanding debt in the amount of $19.7 million as of June 30, 2000 and a margin loan payable of $5.4 million, and its earnings have been inadequate to cover fixed charges for the five most recent years. New Valley's ability to make required payments on its debt will depend on its ability to generate cash sufficient for such purposes. Similarly, New Valley's future operating performance and ability to make planned expenditures will depend on future economic conditions and financial, business and other factors which may be beyond its control. There is a risk that New Valley will not be able to generate enough funds to repay its debt. If New Valley cannot service its fixed charges, it would significantly harm New Valley.

NEW VALLEY IS SUBJECT TO RISKS RELATING TO THE INDUSTRIES IN WHICH IT OPERATES

         THE SECURITIES INDUSTRY. As a broker-dealer, Ladenburg is subject to uncertainties endemic to the securities industry. These uncertainties include the volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets, extensive governmental regulation, litigation, intense competition and substantial fluctuations in the volume and price level of securities. Ladenburg also depends on the solvency of various counterparties. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. Ladenburg is much smaller and has much less capital than many competitors in the securities industry.

         RISKS OF REAL ESTATE JOINT VENTURES AND DEVELOPMENT PROJECTS. New Valley has two significant joint ventures with Apollo Real Estate Investment Fund III, L.P. to make real estate and other investments in Russia. New Valley must seek Apollo's approval for important actions regarding the joint ventures. Since Apollo's interests may differ from those of New Valley, a deadlock could arise that might impair the ability of the joint ventures to function. Such a deadlock could significantly harm the joint ventures. The terms of the joint ventures, which require New Valley to offer Apollo the first opportunity to participate in new investments in Russia, may make it more difficult for New Valley to forge alliances in Russia with other entities.

         New Valley plans to pursue a variety of real estate development projects. Development projects are subject to special risks including potential increase in costs, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.

         RISKS RELATING TO RUSSIAN REAL ESTATE OPERATIONS. New Valley has significant real estate development operations in Russia. These operations are subject to a high level of risk. There is a risk that investments in Russia will harm New Valley's profitability (if any) or liquidity and cash flow.

         In its on-going transition from a centrally-controlled economy under communist rule, Russia has experienced dramatic political, social and economic upheaval. There is a risk that further reforms necessary to complete this transition will not occur. In August 1998, the economy of the Russian Federation entered a period of even greater economic instability which has continued since that time. The country's currency continues to devalue. There is continued volatility in the debt and equity markets, and hyperinflation persists. Confidence in the banking sector has yet to be restored, and there continues to be a general lack of liquidity in the economy. In addition, New Valley may be harmed by regulatory, political and legal developments beyond the control of companies operating in the Russian Federation, including:

         o        diplomatic developments;

         o        decisions of international lending organizations;

         o        regional tensions;

         o        currency repatriation restrictions;

         o        foreign exchange fluctuations;

         o an undeveloped system of commercial laws, including laws on real estate titles and mortgages, and a relatively untested judicial system;

         o an evolving taxation system subject to constant changes which may be applied retroactively and subject to varying interpretations by tax authorities which may not coincide with that of management and can result in assessments of additional taxes, penalties and interest, which can be significant; and

         o other legal developments and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership.

         As a result of the recent economic difficulties in the Russian economy, New Valley took a charge of $11.6 million in 1999 for a permanent impairment in the value of the site for the proposed Ducat Place III office building and related goodwill. The uncertainties in Russia may also impair New Valley's ability to complete planned financing and investing activities. The development of certain Russian properties will require significant amounts of debt and other financing. In acquiring a 34.8% interest in one of the Kremlin sites, New Valley agreed with the City of Moscow to invest an additional $22 million by May 2000 in the development of the property. In April 2000, Western Realty Repin arranged short-term financing to fund the investment. Under the terms of the investment, BrookeMil is required to make additional construction expenditures on the site of $22 million by June 2002. Failure to make the expenditures could result in the forfeiture of a 34.8% interest in the site. New Valley is considering potential financing alternatives on behalf of the joint ventures. However, given the recent economic turmoil in Russia, there is a risk that financing will not be available on acceptable terms. Failure to obtain sufficient capital for the projects would force the joint ventures to curtail or delay their projects.

NEW VALLEY'S POTENTIAL INVESTMENTS ARE UNIDENTIFIED AND MAY NOT SUCCEED

         New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects stockholders to increased risk and uncertainty because you will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may lack relevant management experience in the areas in which New Valley may invest. There is a risk that New Valley will fail in targeting, consummating or effectively managing any of these investments.

NEW VALLEY'S MANAGEMENT DOES NOT DEVOTE ITS FULL TIME TO NEW VALLEY'S AFFAIRS

         New Valley is dependent upon the services of Bennett S. LeBow, the Chairman of the Board and Chief Executive Officer of New Valley. The loss to New Valley of Mr. LeBow could harm New Valley. In addition, management divides its time between New Valley and Vector Group Ltd. (formerly known as Brooke Group Ltd.) and, consequently, does not spend its full time on New Valley business.

VECTOR CONTROLS A MAJORITY OF NEW VALLEY'S SHARES

         As a result of the recapitalization and subsequent share repurchases by New Valley and assuming that no warrant holder exercises its warrants, Vector owns approximately 56% of the outstanding Common Shares of New Valley. As holder of the absolute majority of the Common Shares, Vector is able to elect all of New Valley's directors and control the management of New Valley. Also, Vector's ownership of Common Shares makes it impossible for a third party to acquire control of New Valley without the consent of Vector and therefore may discourage third parties from seeking to acquire New Valley. A third party would have to negotiate any such transaction with Vector, and the interests of Vector may be different from the interests of other New Valley stockholders. This may depress the price of the Common Shares.

NEW VALLEY ENGAGES IN SUBSTANTIAL RELATED PARTY TRANSACTIONS

         New Valley has had substantial dealings with its controlling stockholder and its affiliates, certain members of management and certain directors. New Valley may continue to have such dealings in the future. While New Valley believes these arrangements and transactions are fair to and in the best interest of New Valley, they were not negotiated at arms length.

THE VALUE OF THE MARKET FOR COMMON SHARES IS UNCERTAIN

         New Valley completed a plan of recapitalization on June 4, 1999 that made far-reaching changes in New Valley's capital structure. At this time, it is unclear what the long-term impact of the recapitalization will be on the Common Shares. Moreover, New Valley has not been able to satisfy applicable listing requirements to have the Common Shares quoted on the Nasdaq SmallCap Market. Even if the Common Shares are quoted, the liquidity of their trading market is uncertain. The potential future issuance of the Common Shares on exercise of the Warrants, which would increase the number of Common Shares by more than 80%, may depress the price of the Common Shares. New Valley has not declared a dividend on the Common Shares since 1984, and does not currently intend to pay such dividends in the foreseeable future.

                              DISCLAIMER REGARDING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC, in our annual reports to stockholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no duty to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to those factors described in "RISK FACTORS" of this prospectus.

                                 USE OF PROCEEDS

         The aggregate net proceeds from the issuance and sale of the Common Shares on exercise of all of the outstanding Warrants will be approximately $230,644,575. These proceeds will be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

         The Common Shares are issuable on the exercise of the outstanding Warrants issued to the Company stockholders pursuant to a plan of recapitalization which was implemented on June 4, 1999.

DESCRIPTION OF THE WARRANTS

         The Warrants are governed by a warrant agreement between the Company and American Stock Transfer and Trust Company, as warrant agent. Below is a brief summary of the terms of the Warrants and the warrant agreement. This summary is subject to the provisions of the warrant agreement and the warrant certificates representing the Warrants. The warrant agreement, including the form of warrant certificate, is an exhibit to the registration statement of which this prospectus is a part.

         EXERCISE OF WARRANTS. Each Warrant entitles the holder to purchase one Common Share at an exercise price of $12.50 per share. The Warrants may be exercised during the period ending June 14, 2004. The Company may redeem the warrants for $0.01 per warrant on 30 days' notice to the holders if, at any time after June 4, 2002, the third anniversary of the effective time of the plan of recapitalization, the average reported closing price or bid price of a Common Share exceeds $12.50 for any 20 consecutive trading days ending within five days before the date of such notice. The Warrants, however, may be exercised by the holders during the period following such notice and before such redemption.

         The Warrants may be exercised by surrendering properly endorsed certificates to the warrant agent together with full payment of the exercise price for each Common Share underlying the Warrant being exercised, and any applicable transfer or other taxes.

         ADJUSTMENT OF PURCHASE PRICE. The exercise price will be reduced by the amount of any cash dividends or cash distributions paid on the Common Shares. If the Company distributes evidences of indebtedness or assets, other than cash dividends or cash distributions, holders of Warrants will be entitled to participate in the distribution at the time of exercise on a basis that the Company determines in its good faith discretion to be fair and appropriate. In addition, the exercise price and the number of shares issuable on exercise will be adjusted for any issuance of a dividend of additional Common Shares to holders of Common Shares or subdivisions, combinations or reclassifications or other changes in the outstanding Common Shares. The Company also has the right, at any time, to voluntarily reduce the exercise price to such amount and for such periods as may be deemed appropriate by the Board of Directors of the Company.

         AMENDMENT. The Warrants may be amended only if the Company has obtained the consent of the holders of Warrants representing a majority of the Common Shares issuable on exercise of all outstanding Warrants. However, no amendment may increase the exercise price of the Warrants or decrease the number of Common Shares issuable upon exercise of a Warrant without the consent of the holders of Warrants representing at least 66 2/3% of the Common Shares issuable upon exercise of all outstanding Warrants.

         NOTICES. Notices to each registered Warrant holder will be made by the Company by first-class mail, postage prepaid, in the following circumstances:

         o the fixing of a date for redemption, the establishing of the exercise date, and the fixing of a reduced exercise price and reduced exercise price period, for the Warrants,

         o any adjustment to the exercise price of the Warrants or the number of Common Shares purchasable upon exercise of a Warrant,

         o the authorization by the Company of the issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares (or of any other subscription rights or warrants), or the distribution to all holders of Common Shares of evidences of indebtedness or assets (other than cash dividends or distributions in cash),

         o any consolidation or merger to which the Company is a party and for which approval by holders of Common Shares is required, or the conveyance or transfer of the properties or assets of the Company substantially as an entirety, or any reclassification or change of Common Shares (other than a change in par value, if any, or as a result of a subdivision or combination), or

         o the voluntary or involuntary dissolution, liquidation or winding up of the Company.

         In addition, upon the declaration of cash dividends or distributions in cash on all Common Shares, the Company must cause notice of such payment to be given to the Warrant holders as the Company determines to be fair and appropriate, including by public announcement.

         OTHER MATTERS. The Company is not required to issue any fractional Warrants or any fractional Common Shares on the exercise of warrants or the occurrence of adjustments under antidilution provisions. Instead, the Company will pay cash based on the market value of the Common Shares.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion describes certain material federal income tax considerations relating to the exercise of the Warrants and represents the opinion of Milbank, Tweed, Hadley & McCloy LLP. This discussion is based upon the Internal Revenue Code of 1986, existing and proposed regulations, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described here. No ruling from the IRS with respect to the matters discussed has been requested, and there is no assurance that the IRS would agreed with the conclusions set forth in this discussion. All stockholders should consult their own tax advisors.

         This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities). This discussion also does not address any tax consequences under state, local, or foreign laws. The following discussion of federal income tax considerations is for general information only and is not tax advice.

         STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PLAN OF RECAPITALIZATION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

EXERCISE OF WARRANTS FOR COMMON SHARES

         Generally, holders of Warrants will not recognize gain or loss upon the exercise of Warrants for Common Shares. The holder's basis in the Common Shares received in exchange for a Warrant will equal the holder's basis in the Warrant plus any amount paid on the exercise of the Warrant. The holder's holding period for the Common Shares will begin on the date the Warrant is exercised. Under
Section 305 of the Code, holders of Warrants may be deemed to receive a deemed distribution of stock if the number of Common Shares which a Warrant holder may acquire by exercising its Warrant is adjusted to reflect certain distributions with respect to the Common Shares. An adjustment made pursuant to a bona fide formula that has the effect of preventing the dilution of the interest of the Warrant holders generally will not have that effect. Under the Warrants' antidilution provisions, in certain circumstances it is possible that some adjustments to the exercise price of the Warrants will be treated as a distribution. The distribution would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits in the year of distribution, then as a return of capital to the extent of the holder's basis in the Warrant and then as capital gain.

                                  LEGAL MATTERS

         The legality of the Common Shares to be issued upon the exercise of the Warrants, as well as certain tax matters concerning the Warrants, have been passed on by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to New Valley's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES WHERE THE OFFER IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                PAGE

           Where You Can Find More Information.................    2
           Summary.............................................    3
           Risk Factors........................................    5
           Disclaimer Regarding Forward-Looking Statements.....    8
           Use of Proceeds.....................................    8
           Plan of Distribution................................    8
           Material Federal Income Tax Considerations..........    9
           Legal Matters.......................................   10
           Experts.............................................   10



                             NEW VALLEY CORPORATION

                            18,451,566 COMMON SHARES

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

         The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

      EXHIBIT
        NO.                   DESCRIPTION
      -------                 -----------

         4 Warrant Agreement, dated as of June 4, 1999, between American Stock Transfer & Trust Company, as Warrant Agent, and New Valley including form of warrant (previously filed).

         5 Opinion of Milbank, Tweed, Hadley & McCloy LLP (previously filed).

         8 Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain federal income tax considerations (previously filed).

       23(a)         Consent of PricewaterhouseCoopers LLP

       23(b)         Consent of Arthur Andersen LLP

       23(c) Consent of Milbank, Tweed, Hadley & McCloy LLP (included in their opinions filed as Exhibit 5 and Exhibit 8) (previously filed).

        24           Power of Attorney (previously filed).

ITEM 17. UNDERTAKINGS.

         (a) The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 21st day of September, 2000.

                                              NEW VALLEY CORPORATION

                                              By: /s/ J. BRYANT KIRKLAND III
                                                  ----------------------------
                                              J. Bryant Kirkland III
                                              Vice President, Treasurer and
                                              Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed below by the following persons in the capacities indicated on September 21, 2000.

         *                                    Chairman of the Board of
----------------------------                  Directors and Chief Executive
Bennett S. LeBow                              Officer
                                              (Principal Executive Officer)


/s/ J. BRYANT KIRKLAND III                    Vice President, Chief Financial
----------------------------                  Officer and Treasurer (Principal
J. Bryant Kirkland                            Financial Officer and Principal
                                              Accounting Officer)

         *                                    Director
----------------------------
Henry C. Beinstein

         *                                    Director
----------------------------
Arnold I. Burns

         *                                    Director
----------------------------
Ronald J. Kramer

         *                                    Director
----------------------------
Richard J. Lampen

         *                                    Director
----------------------------
Howard M. Lorber

         *
----------------------------
Barry W. Ridings                              Director



----------------------------
Victor M. Rivas                               Director



* By: /s/ J. BRYANT KIRKLAND III
      --------------------------------
      J. Bryant Kirkland III
      Attorney-in-Fact